Exhibit 99.31

Sangui BioTech International, Inc.
10960 Ashton Avenue
Los Angeles, CA 90024

c/o SanguiBioTech GmbH
Alfred-Herrhausen-Str. 44
58455 Witten

Kaufmann sells

Stocks of Sangui cosmetics completely sold, marketing partner asks for new supplies

Witten, January 23, 2006 - In three consecutive broadcasts, Sangui products proved to be hot selling on German TV shop channel HSE24, where famous actor Christine Kaufmann promoted them in her cosmetics program. As the stocks reserved for this channel are now completely sold, Sangui's marketing partner has ordered significant replenishments at short notice.

Sangui's cosmetics are based on a proprietary innovative nano emulsion as carrier which allows for an increased oxygen supply to the skin and an enhanced absorption of any active ingredients. In addition to the anti-aging face emulsion, to date, the range of available products includes an anti-cellulite body gel and a conditioner. Sangui's anti-cellulite-gel obtained premium results in tests with several groups of probands carried out by Dermatest, a renowned independent cosmetics research institute headquartered in Muenster, Germany. Skin elasticity improved over 40% in average in four weeks treatments and up to 61,5% in longer term treatments.

SanguiBioTech GmbH is a wholly owned subsidiary of Sangui BioTech International, Inc. (www.pinksheets.com: SGBI).

For more information please contact:

Joachim Fleing
Phone: +49 (160) 741 27 17
Fax: +49 (2302) 915 191
e-mail: fleing@sangui.de

Some of the statements contained in this news release discuss future expectations, contain projection of results of operation or financial condition or state other “forward-looking” information.  These statements are subject to known and unknown risks, uncertainties, and other factors that could cause the actual results to differ materially from those contemplated by the statements.  The forward-looking information is based on various factors and is derived using numerous assumptions.  Important factors that may cause actual results to differ from projections include, among many others, the ability of the Company to raise sufficient capital to meet operating requirement.

Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and variations of such words and similar expressions are intended to identify such forward-looking statements.  Unless required by law, the Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.